UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            February 17, 2006

SCHNITZER STEEL INDUSTRIES, INC.
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(Exact name of registrant as specified in its charter)

OREGON --------------------------- (State or other jurisdiction of incorporation)	0-22496 --------------------------- (Commission File Number)	93-0341923 --------------------------- (I.R.S. Employer Identification No.)

3200 N.W. Yeon Ave. P.O. Box 10047 Portland, OR --------------------------- (Address of principal executive offices)	97296-0047 --------------------------- (Zip Code)

(503) 224-9900
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(Registrant’s telephone number, including area code)

NO CHANGE
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 17, 2006, the Compensation Committee of the Board of Directors of Schnitzer Steel Industries, Inc. (the “Company”) approved an Employment Agreement and a Change in Control Agreement between the Company and John D. Carter, President and Chief Executive Officer of the Company (the “CEO”). A copy of each agreement is filed with this report, and the description of each agreement is qualified by reference to the applicable agreement. On February 17, 2006, the Compensation Committee also approved the payment of a $200,000 bonus to the CEO to reflect his contributions during the portion of the fiscal year ended August 31, 2005 that he was CEO.

Employment Agreement

The Employment Agreement supersedes the agreement dated July 18, 2005 entered into with the CEO in connection with the commencement of his employment. The Employment Agreement governs the terms and conditions of the CEO’s employment through August 31, 2009; provides for an annual base salary of $750,000, subject to annual review and increase by the Compensation Committee; provides for a cash bonus to be determined by the Committee for the fiscal year ended August 31, 2006; and provides for annual cash bonuses for fiscal years ending in 2007, 2008 and 2009 under bonus programs to be developed by the Committee, with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The target bonus for the fiscal year ending in 2006 is $750,000, but the actual amount of the bonus may be higher or lower than this amount. The Employment Agreement also provides that the CEO is eligible to participate in the Company’s employee benefit plans (other than the Company’s Economic Value Added Bonus Plan), with participation under the Company’s retirement programs, including the Supplemental Executive Retirement Bonus Plan, to begin after June 1, 2006.

In the event that the CEO is terminated by the Company without “cause” (as defined in the agreement) or by the CEO for “good reason” (as defined in the Agreement) before September 1, 2009 and not in connection with a change in control of the Company, the CEO would be entitled to receive a lump sum payment equal to (a) two times his annual base salary, (b) two times his target annual bonus and (c) a pro rata portion of his target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked). In addition, the vesting of all options to purchase Company common stock and all performance shares and restricted stock then held by the CEO would be immediately accelerated in full.

Change in Control Agreement

The Change in Control Agreement generally provides for the payment, upon the termination of the CEO’s employment by the Company without “cause” or by the CEO for “good reason” within two years following a “change in control” of the Company (as such terms are defined in the agreement), of a lump sum amount equal to three times the sum of the CEO’s annual salary and target bonus and also provides up to three-years’ continuation of life, accident and health insurance benefits. In addition, the vesting of all options to purchase Company common stock and all performance shares and restricted stock then held by the CEO would be immediately accelerated in full. If any payments are subject to the excise tax on “parachute payments,” the Company will make an additional payment to the CEO such that the CEO will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for most of the other payments made pursuant to the agreement and its other plans and policies. The CEO is obligated under the agreement to remain in the employ of the Company for a period of 60 days following a “potential change in control” (as defined in the agreement).

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

*10.1	Employment Agreement with John D. Carter.
*10.2	Change in Control Severance Agreement with John D. Carter.
* Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC.
(Registrant)

Date: February 17, 2006	By:	/s/ Gregory J. Witherspoon
Name: Gregory J. Witherspoon
Title: Chief Financial Officer